As filed with The Securities and Exchange Commission
                            on    October 23,     1997



                                             Registration No. 333-   36477

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MASCO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

38-1794485
(I.R.S. Employer Identification Number)

21001 Van Born Road
Taylor, Michigan 48180
(313) 274-7400
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

John R. Leekley
Senior Vice President and General Counsel
Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180
(313) 274-7400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               SUBJECT TO COMPLETION DATED    OCTOBER 23,     1997

PROSPECTUS
                                 2,694,992 Shares

                                 MASCO CORPORATION

                                   Common Stock
                                  ($1 Par Value)

      All the shares of Common Stock being offered hereby (the "Shares") are held by certain stockholders (the "Selling Stockholders") of Masco Corporation ("Masco" or the "Company"). Masco will not receive any of the proceeds from the sale of the Shares.

      The Selling Stockholders (and their respective donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by them hereby in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, in negotiated transactions, or through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholders.

      The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchased by a broker-dealer as principal and resold by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Selling Stockholders and any of the broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters", and any commission, discount or concession received by them and any profit on the resale of Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. See "Plan of Distribution".

      Masco has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act of 1933.
                    __________________________________________

                   THE COMPANY'S COMMON STOCK IS LISTED ON THE
                             NEW YORK STOCK EXCHANGE
                    __________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   October 23,     1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN.

                               AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Reports, proxy statements and other information filed by the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's securities are listed.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission are hereby incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

      (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

      (c) The Company's Proxy Statement dated April 25, 1997, in connection with its Annual Meeting of Stockholders held on May 21, 1997;

      (d) The Company's Form 8 dated May 22, 1991 amending its Registration Statement on Form 8-A dated February 12, 1987; and

         (e)      The Company's Current Report on Form 8-K dated October 9,
1997.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained in any previously filed document or contained herein shall be deemed modified or superseded to the extent that a statement contained in a subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

      MASCO UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN ANY EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SAMUEL A. CYPERT, VICE PRESIDENT,
INVESTOR RELATIONS, MASCO CORPORATION, 21001 VAN BORN ROAD, TAYLOR, MICHIGAN 48180 (TELEPHONE (313)274-7400).

                                    THE COMPANY

      Masco Corporation is engaged principally in the manufacture, sale and installation of home improvement and building products. Masco believes that it is the largest domestic manufacturer of faucets, kitchen and bath cabinets and plumbing supplies and that it is a leading domestic producer of a number of other home improvement and building products. Masco was incorporated under the laws of Michigan in 1929 and in 1968 was reincorporated under the laws of Delaware.

      Masco's principal executives offices are located at 21001 Van Born Road, Taylor, Michigan 48180, and the telephone number is (313) 274-7400. Except as the context otherwise indicates, the terms "Masco" or the "Company" refer to Masco Corporation and its consolidated subsidiaries.

                               SELLING STOCKHOLDERS

        The Shares, as listed below, are the number of Shares which may be offered by the Selling Stockholders named below (and by their donees, distributees, pledgees and personal representatives). The Shares listed below constitute all of the Shares held by the Selling Stockholders prior to this offering. The Shares were acquired from Masco on July 25, 1997 pursuant to an Agreement and Plan of Reorganization dated as of July 24, 1997
(the "Agreement")
   among Masco, Texwood Industries, Inc. ("Texwood") and the stockholders of Texwood. Bob C. Ladd and The Texas Commerce Bank N.A., Trustee, are the former stockholders of Texwood. The Selling Stockholders did not hold positions or have material relationships with Masco or any predecessor or affiliate thereof during the three years preceding such acquisition. Since such acquisition, Bob C. Ladd has continued to be involved in the management of Texwood. The Agreement contains indemnification provisions covering this registration and offering.

                                                            Number of
Selling Stockholder                                         Shares Held

Bob C. Ladd                                                   2,530,661
   Bob C. Ladd and Trudy Ladd                                     3,110

Texas Commerce Bank N.A.,                                       161,221
  Trustee U/A dtd 7/22/97
  The Ladd Charitable Remainder
  Unitrust

                               PLAN OF DISTRIBUTION


      The Selling Stockholders (and their respective donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by it hereby in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, in negotiated transactions, or through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholders. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchased by a broker-dealer as principal and resold by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

      In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of shares of Masco Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of Masco Common Stock short and deliver the Shares to close out such short positions. In connection with the foregoing transactions, the Selling Stockholders may be required to deliver this Prospectus. The Selling Stockholders or such broker-dealers may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned, or upon a default the broker-dealer may effect sales of the pledged Shares, in each case pursuant to this Prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such broker-dealer and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), in connection with such sale and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Act. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company will bear all costs and expenses incurred by it in connection with the registration of the Shares. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the 1933 Act. The Company has agreed to indemnify the former stockholders of Texwood against certain liabilities in connection with the offering of the Shares, including liabilities arising under the 1933 Act.

                                      EXPERTS

      The Company's financial statements and financial statement schedules, included in the Company's December 31, 1996 Annual Report on Form 10-K, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report appearing in such Form 10-K. All such financial statements and financial statement schedules have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The financial statements and financial statement schedules of MascoTech, Inc., included in the Company's most recent Annual Report on Form 10-K, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report appearing in such Form 10-K. All such financial statements and financial statement schedules have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                                     PART  II.

                      INFORMATION NOT REQUIRED IN PROSPECTUS.


ITEM 14.    Other Expenses of Issuance and Distribution.

            The following expenses will be paid by the Company:

                 Securities and Exchange Commission
                   registration fee . . . . . . . . . $38,076.97


__________________


ITEM 15.    Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Article Fifteenth of the Company's Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article Fifteenth are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

      Article Fourteenth of the Company's Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

      The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.


                                       II-2<R/>

ITEM 16.    Exhibits.

      The following Exhibits are filed as part of this Registration Statement:

Exhibit 4.a Restated Certificate of Incorporation of the Company and amendments thereto. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

   *

Exhibit 4.b Bylaws of the Company, as amended on May 19, 1993. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1993.   *

Exhibit 5         Opinion of John R. Leekley.   *

Exhibit 23.a Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedules of Masco
                  Corporation.   *

Exhibit 23.b Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedules of MascoTech,
                  Inc.   *

Exhibit 23.c      Consent of John R. Leekley, which is included as part of
                  Exhibit 5.   *

Exhibit 24        Powers of Attorney, which appear in Part II of this
                  Registration Statement.   *

   *Previously filed as part of Masco Corporation's Registration Statement on Form S-3, Registration No. 33-36477, dated September 26, 1997.

ITEM 17.    Undertakings.

      1.  The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1) (i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 15 above, or otherwise (other than the insurance policies referred to in Item 15), the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor, State of Michigan, on the 22nd day of October, 1997.

                                  MASCO CORPORATION


                                  By: /s/Richard A. Manoogian
                                      Richard A. Manoogian
                                      Chairman of the Board



        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                              Title                 Date

Principal Executive Officer:


/s/Richard A. Manoogian                 Chairman of the     October 22    , 1997
Richard A. Manoogian                    Board, Chief
                                        Executive Officer
                                        and Director

         Signature                        Title             Date


Principal Financial Officer:


/s/Richard G. Mosteller             Senior Vice             October 22,     1997
Richard G. Mosteller                President -
                                    Finance

Principal Accounting Officer:


/s/Robert B. Rosowski              Vice President -       October 22,     1997
Robert B. Rosowski                 Controller and
                                   Treasurer

/s/ Joseph L. Hudson, Jr.   *      Director                 October 22,     1997
Joseph L. Hudson, Jr.


/s/ Verne G. Istock   *            Director                 October 22,     1997
Verne G. Istock


/s/ Mary Ann Krey   *              Director                 October 22,     1997
Mary Ann Krey


/s/ Wayne B. Lyon   *              Director                 October 22,     1997
Wayne B. Lyon


/s/ John A. Morgan   *            Director                  October 22,     1997
John A. Morgan


/s/ Arman Simone   *              Director                  October 22,     1997
Arman Simone


/s/ Peter W. Stroh*                Director                 October 22,     1997
Peter W. Stroh

   * By/s/Eugene A. Gargaro, Jr.
Eugene A. Gargaro, Jr.
(Attorney-in-Fact)

                                 EXHIBIT INDEX

Exhibit No.                             Description


Exhibit 4.a Restated Certificate of Incorporation of the Company and amendments thereto. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K
                  for the year ended December 31, 1996.   *

Exhibit 4.b Bylaws of the Company, as amended on May 19, 1993. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1993.   *

Exhibit 5         Opinion of John R. Leekley.   *

Exhibit 23.a Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedules of Masco
                  Corporation.   *

Exhibit 23.b Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedules of MascoTech,
                  Inc.   *

Exhibit 23.c      Consent of John R. Leekley, which is included as part of
                  Exhibit 5.   *

Exhibit 24        Powers of Attorney, which appear in Part II of this
                  Registration Statement.   *

_______________
   *Previously filed as part of Masco Corporation's Registration Statement on Form S-3, Registration No. 333-36477, dated September 26, 1997.